Exhibit 10.3

THIRD AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”), is made as of June 29, 2026 by and between Tenax Therapeutics, Inc., a Delaware corporation, with its principal place of business in North Carolina (the “Company”), and Stuart Rich, MD (the “Executive”). The Company and Executive are sometimes referred to herein each as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company and the Executive previously entered into that certain Executive Employment Agreement dated on or about January 15, 2021, as amended on June 12, 2024 and January 6, 2026, whereby the Company employed the Executive as its Chief Medical Officer (the “Employment Agreement”);

WHEREAS, the Company and the Executive wish to amend the Employment Agreement pursuant to this Amendment; and

WHEREAS, the Parties expressly intend that this Amendment shall be a writing intended to be an amendment, modification and/or supplement to the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and the Executive agree as follows:

I. Amended Section 4(b). The Company and the Executive hereby agree that Section 4(b) of the Employment Agreement is hereby replaced and superseded in its entirety by the following amended Section 4(b):

(b) Bonuses. Each fiscal year during the Term, the Executive shall be entitled to an annual bonus the amount of which is based on percentage achievement of annual goals set by the Company, after consultation with the Executive, at the beginning of each fiscal year for such fiscal year (“Annual Bonus”), which achievement shall be determined as of the last day of such fiscal year. If the Executive achieves 100% of the annual goals, the Annual Bonus shall be 40% of his Base Salary (“Target Bonus”). There is no cap on the Annual Bonus for exceeding 100% of annual goals; for example, an achievement of 200% of annual goals would result in an Annual Bonus equal to 80% of his Base Salary. The Annual Bonus shall be paid in accordance with the Company’s regular bonus payment procedures, and, in all events, will be paid no later than 75 days following the end of the fiscal year in which the Annual Bonus was earned. Except as otherwise set forth in Section 5(d)(ii)(C) and Section 5(d)(iii)(C), in order to be eligible to receive the Annual Bonus, the Executive must be employed by the Company on the last day of the fiscal year in which the Annual Bonus was earned.

II. Amended Section 5(d). The Company and the Executive hereby agree that Section 5(d) of the Employment Agreement is hereby replaced and superseded in its entirety by the following amended Section 5(d):

(d) Obligations upon Termination.

(i) Except as set forth below, upon the termination of this Agreement and the Executive’s employment with the Company pursuant to the expiration of the Term following the Executive’s notice of non-renewal pursuant to Section 3, by the Executive pursuant to Section 5(b)(i) (Voluntary Resignation), or by the Company pursuant to Section 5(c)(ii) (Death), (iii) (Disability) or (iv) (Cause), the Company shall have no further obligations hereunder other than the payment of all compensation and other benefits payable to the Executive (or his estate or heirs) through the date of such termination in accordance with the Company’s normal payroll cycle and terms of the applicable benefit plans and programs in existence at the time the Executive’s employment is terminated.

(ii) Upon termination of this Agreement and the Executive’s employment with the Company by the Company pursuant to Section 5(c)(i) (Without Cause), upon expiration of the Term following the Company’s notice of non-renewal pursuant to Section 3, or by the Executive pursuant to Section 5(b)(ii) (Good Reason), in each case during the period beginning 3 months prior to and ending 12 months following a Change in Control, the Executive shall be entitled to the following, with those benefits described in Sections 5(d)(ii)(B), (C), (D), and (E) specifically conditioned upon Executive’s execution and nonrevocation of a valid release under Section 6 and compliance with his obligations under Sections 7, 8, and 9:

(A) payment of all compensation and other benefits payable to the Executive through the date of such termination in accordance with the Company’s normal payroll cycle and terms of the applicable benefit plans and programs in existence at the time the Executive’s employment is terminated;

(B) payment of an amount equal to 12 months of his then current Base Salary (less applicable withholdings), payable in a lump sum on the 60th day following the date of the Executive’s separation from service (the “Change in Control Payment Date”);

(C) a lump sum payment in an amount equal to the Target Bonus for the fiscal year in which such termination occurred, with such payment to be made on the Change in Control Payment Date;

(D) all outstanding equity-based compensation awards shall become fully vested and the restrictions thereon shall lapse; and

(E) reimbursement for premium payments the Executive makes under the Consolidated Budget Reconciliation Act (“COBRA”) to continue the Executive’s and, if applicable, the Executive’s family’s health insurance coverage under the Company’s group health insurance plan for 12 months from the date of termination. Reimbursements for COBRA premium payments shall begin on the Change in Control Payment Date and shall be made as soon as possible following the Executive’s submission to the Company of proof of timely payments, but not later than 30 days after the Executive’s submission of proof of timely payments; provided, however, all such claims for reimbursement shall be submitted by the Executive and paid by the Company no later than 15 months following the termination of the Executive’s employment. Any obligation for the Company to make payments for COBRA reimbursement under this Agreement shall immediately cease when the Executive becomes eligible for health insurance from a subsequent employer, and the Executive shall promptly notify the Company of such subsequent eligibility. If the Executive desires COBRA coverage, the Executive shall bear full responsibility for applying for COBRA coverage and nothing herein shall constitute a guarantee of COBRA benefits. Under no circumstances will the Executive be entitled to a cash payment or other benefit in lieu of reimbursements for the actual costs of premiums for COBRA continuation hereunder. The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year.

(iii) Upon termination of this Agreement and the Executive’s employment with the Company by the Company pursuant to Section 5(c)(i) (Without Cause), or upon expiration of the Term following the Company’s notice of non-renewal pursuant to Section 3, provided that such termination occurs more than 3 months prior to any Change in Control or more than 12 months after any Change in Control, the Executive shall be entitled to the following, with those benefits described in Sections 5(d)(iii)(B), (C), (D), and (E) specifically conditioned upon Executive’s execution and nonrevocation of a valid release under Section 6 and compliance with his obligations under Sections 7, 8, and 9:

(A) payment of all compensation and other benefits payable to the Executive through the date of such termination in accordance with the Company’s normal payroll cycle and terms of the applicable benefit plans and programs in existence at the time the Executive’s employment is terminated;

(B) payment of an amount equal to 12 months of his then current Base Salary (less applicable withholdings), payable in a lump sum on the 60th day following the date of the Executive’s separation from service (the “Severance Payment Date”);

(C) a lump sum payment in an amount equal to the Target Bonus for the fiscal year in which such termination occurred, multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the fiscal year of his termination and the denominator of which is 365 (less applicable withholdings), with such payment to be made on the Severance Payment Date;

(D) a lump sum payment in an amount equal to an additional month of his then current Base Salary for each completed year of service with the Company as of the date of the Executive’s separation from service (less applicable withholdings), up to a maximum of 12 additional months of Base Salary (less applicable withholdings), with such payment to be made on the Severance Payment Date;

(E) all outstanding equity-based compensation awards shall become fully vested and the restrictions thereon shall lapse; and

(F) reimbursement for premium payments the Executive makes under COBRA to continue the Executive’s and, if applicable, the Executive’s family’s health insurance coverage under the Company’s group health insurance plan for 12 months from the date of termination. Reimbursements for COBRA premium payments shall begin on the Severance Payment Date and shall be made as soon as possible following the Executive’s submission to the Company of proof of timely payments, but not later than 30 days after the Executive’s submission of proof of timely payments; provided, however, all such claims for reimbursement shall be submitted by the Executive and paid by the Company no later than 15 months following the termination of the Executive’s employment. Any obligation for the Company to make payments for COBRA reimbursement under this Agreement shall immediately cease when the Executive becomes eligible for health insurance from a subsequent employer, and the Executive shall promptly notify the Company of such subsequent eligibility. If the Executive desires COBRA coverage, the Executive shall bear full responsibility for applying for COBRA coverage and nothing herein shall constitute a guarantee of COBRA benefits. Under no circumstances will the Executive be entitled to a cash payment or other benefit in lieu of reimbursements for the actual costs of premiums for COBRA continuation hereunder. The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year.

(iv) For purposes of this Agreement, a Change in Control shall be deemed to have occurred:

(A) if any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors;

(B) a change in the composition of the Board over a period of 24 consecutive months or less such that a majority of the Board ceases to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director; or

(C) upon the consummation of (i) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors, or (ii) a sale or other disposition of all or substantially all of the assets of the Company.

(v) For the avoidance of doubt, in no situation will Executive be entitled to benefits under both Section 5(d)(ii) and Section 5(d)(iii).

(vi) Except as expressly provided above or as otherwise required by law, the Company will have no obligations to Executive in the event of the termination of this Agreement for any reason.

(vii) Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit provided or to be provided by the Company pursuant to the terms of this Agreement (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of the Section 280G of the Code (as defined below), the Treasury Regulations and other guidance issued thereunder by the United States Department of the Treasury, and all state laws of similar effect (collectively, “Section 280G”) and would, but for this section of the Agreement be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). For this purpose, “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. Any such reduction shall be made in accordance with Section 409A (as defined below).

Any determination required under this section shall be made in writing in good faith by the accounting firm that was the Company’s independent auditor immediately before the change in control (the “Accountants”) which shall provide detailed supporting calculations to the Company Executive upon reasonable request. The Company and Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this section. For purposes of making the calculations and determinations required by this section, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on all interested parties.

III. Amended Section 6. The Company and the Executive hereby agree that Section 6 of the Employment Agreement is hereby replaced and superseded in its entirety by the following amended Section 6:

6. Release of Claims. Notwithstanding any provision of this Agreement to the contrary (other than the last sentence of this Section 6), the Company’s obligation to provide the payments and benefits under Section 5(d)(ii)(B), (C), (D), and (E) and 5(d)(iii)(B), (C), (D), and (E) of this Agreement is conditioned upon the Executive’s timely execution and non-revocation of an enforceable release of claims and his compliance with his obligations under Section 7 of this Agreement. If the Executive chooses not to execute such a release, timely revokes his execution of the release, or fails to comply with his obligations under Section 7 of this Agreement, then the Company’s obligation to compensate him ceases upon the termination of his employment except as to amounts due at the time pursuant to Section 5(d)(ii)(A) and Section 5(d)(iii)(A). The Company shall provide the release of claims to the Executive within 7 days of his separation from service, and the Executive must execute it within the time period specified in the release (which shall not be longer than 45 days from the date of receipt). Such release shall not be effective until any applicable revocation period has expired.

IV. Voluntary Acceptance; No Breach; No Good Reason. The Executive hereby consents to this Amendment, and acknowledges and agrees that his consent to and acceptance of this Amendment is both knowing and voluntary. The Executive further acknowledges and agrees that this Amendment will not constitute or create a breach of any material provision of the Employment Agreement or any grounds for the Executive to terminate his employment with the Company for “Good Reason” in accordance with Subsection 5(b)(ii) of the Employment Agreement.

V. Remainder of Employment Agreement. Except as expressly amended by this Amendment, the remaining provisions of the Employment Agreement shall remain in full force and effect, in their entirety, in accordance with their terms.

VI. Defined Terms. Except as modified and amended by this Amendment, capitalized terms in this Amendment shall have the meanings as defined by the Employment Agreement.

VII. Miscellaneous.

a. Entire Agreement. As amended by this Amendment, the Employment Agreement is the final, complete and exclusive agreement of the Parties with respect to the subject matter thereof and supersedes and merges all prior discussions and agreements (whether written or oral and whether express or implied) between the Parties to the extent related to such subject matter.

b. Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Amendment.

c. Amendments and Waivers. No amendment of any provision of this Amendment will be valid unless the amendment is in writing and signed by the Company and the Executive. No waiver of any provision of this Amendment will be valid unless the waiver is in writing and signed by the waiving Party. The failure of a Party at any time to require performance of any provision of this Amendment will not affect such Party’s rights at a later time to enforce such provision. No waiver by a Party of any breach of this Amendment will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

d. Severability. Each provision of this Amendment is severable from every other provision of this Amendment. Any provision of this Amendment that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Amendment held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

e. Construction. The section headings in this Amendment are inserted for convenience only and are not intended to affect the interpretation of this Amendment. The word “including” in this Amendment means “including without limitation.” This Amendment will be construed as if drafted jointly by the Company and the Executive and no presumption or burden of proof will arise favoring or disfavoring the Company or the Executive by virtue of the authorship of any provision in this Amendment. All words in this Amendment will be construed to be of such gender or number as the circumstances require.

f. Remedies Cumulative. The rights and remedies of the Parties under the Employment Agreement as amended by this Amendment are cumulative (not alternative) and in addition to all other rights and remedies available to such Parties at law, in equity, by contract or otherwise.

g. Choice of Law/Choice of Venue/Effect/Assignment. This Amendment shall be interpreted and governed under the laws of the State of North Carolina, without regard to its choice of law rules, and shall be binding on and inure to the respective benefit of the Company and its successors and assigns and the Executive and his personal representatives. The exclusive jurisdiction for any dispute arising under or relating to this Amendment shall be the state or federal courts sitting in Wake County, North Carolina, and each party hereby irrevocably consents to the personal jurisdiction of such courts. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Amendment in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. The Executive may not assign this Amendment or delegate his obligations hereunder. As used in this Amendment, “Company” shall mean the Company and any such successor which assumes and agrees to perform the duties and obligations of the Company under this Amendment by operation of law or otherwise.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment to Executive Employment Agreement as of the day and year first above written.

Tenax Therapeutics, Inc.

By:	/s/ Christopher T. Giordano
Name:	Christopher T. Giordano
Title:	President and Chief Executive Officer

Stuart Rich, MD

/s/ Stuart Rich

[Signature Page to Amendment to Executive Employment Agreement]